Exhibit 4.1

AMENDMENT NO. 2
TO
PREFERRED STOCK RIGHTS AGREEMENT

          This Amendment No. 2, dated as of April 5, 2004 (this “Amendment”), to the Preferred Stock Rights Agreement, dated as of August 15, 2001, by and between Barra, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of February 12, 2003, by and between the Company and the Rights Agent (as so amended, the “Rights Agreement”).

WITNESSETH

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

          WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein.

          NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

          1. Any term not defined herein shall have the meaning ascribed to it in the Rights Agreement.

          2. Section 1(a) shall be amended and restated in its entirety as follows:

          “(a) “ACQUIRING PERSON” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) Morgan Stanley, a Delaware corporation (“Parent”), Morgan Stanley Risk Holdings, Inc., a Delaware corporation (“Merger Sub”), or any Affiliate or Associate of Parent or Merger Sub; provided, however, that Parent, Merger Sub or any Affiliate or Associate of Parent or Merger Sub will become an “Acquiring Person” in the event that Parent, Merger Sub or any Affiliate or Associate of Parent or Merger Sub becomes the Beneficial Owner, individually or in the aggregate, of an aggregate of 15% or more of the Common Shares of the Company then outstanding other than pursuant to the terms of the Agreement and Plan of Merger dated as of April 5, 2004 (the “Merger Agreement”), among the Company, Parent and Merger Sub. Notwithstanding the

foregoing, Andrew Rudd, the current Chairman of the Board of Directors of the Company, shall not be deemed an Acquiring Person unless and until he is the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding (as to Andrew Rudd, in each case in which the number “15%” is used in this Section or elsewhere in this Agreement in connection with any determination as to whether a Person is an “Acquiring Person,” such number shall be read to equal the current percentage threshold applicable to Mr. Rudd under this Section 1(a)), and no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares of the Company in Common Shares of the Company or pursuant to a split or subdivision of the outstanding Common Shares of the Company), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares of the Company that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares of the Company it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares of the Company in Common Shares of the Company or pursuant to a split or subdivision of the outstanding Common Shares of the Company), unless, upon becoming the Beneficial Owner of such additional Common Shares of the Company, such Person is not then the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding.”

          3. Section 1(q) shall be amended and restated in its entirety as follows:

          “(q) “EXPIRATION DATE” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof or (iv) upon written notice thereof from the Company to the Rights Agent, immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement).”

          4. Section 1(hh) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and the Voting Agreement (as such term is defined in the Merger Agreement); (ii) the announcement or consummation of the Merger (as such term is defined in the Merger Agreement) or the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement or (iii) the acquisition of Common Shares of the Company by Parent or Merger Sub pursuant to the Merger.”

          5. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and the Voting Agreement (as such term is defined in the Merger Agreement); (ii) the announcement or consummation of the Merger (as such term is defined in the Merger Agreement) or the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement or (iii) the acquisition of Common Shares of the Company by Parent or Merger Sub pursuant to the Merger.”

          6. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and the Voting Agreement (as such term is defined in the Merger Agreement); (ii) the announcement or consummation of the Merger (as such term is defined in the Merger Agreement) or the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement or (iii) the acquisition of Common Shares of the Company by Parent or Merger Sub pursuant to the Merger.”

          7. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (i) through (iii) of Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and the Voting Agreement (as such term is defined in the Merger Agreement); (ii) the announcement or consummation of the Merger (as such term is defined in the Merger Agreement) or the consummation of any of the other transactions contemplated by the Merger Agreement or the Voting Agreement or (iii) the acquisition of Common Shares of the Company by Parent or Merger Sub pursuant to the Merger.”

          8. A new Section 20(l) is hereby added to the Rights Agreement as follows:

“(l) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any agreements or documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to determine any calculation set forth in the Merger Agreement or to determine whether any condition set forth in the Merger Agreement has been met, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

          9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          11. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

          12. The undersigned officer of the Company, does hereby certify to the Rights Agent that this Amendment (i) complies with the terms of Section 27 of the Rights Agreement and (ii) will not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARRA, INC., a Delaware corporation

By:	/s/ Kamal Duggirala

Name: Kamal Duggirala
Title: Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Asa Drew

Name: Asa Drew
Title: Assistant Vice President